CNL Strategic Residential Credit, Inc. 10-12G

Exhibit 10.4

Execution Version

Expense Support and Conditional Reimbursement Agreement

This Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is dated May 6, 2025 by and among CNL Strategic Residential Credit, Inc., a Maryland Corporation (the “Company”), and CNL Residential Credit Manager, LLC, a Delaware limited liability company (the “Advisor”) and Balbec Capital Management, L.P. (the “Sub-Advisor,” and together with the Advisor, the “Advisors”).

WHEREAS, the Company and the Advisor have entered into that certain Advisory Agreement, dated as of March 10, 2025 (as it may be amended from time to time, the “Advisory Agreement”);

WHEREAS, the Advisor and the Sub-Advisor have entered into that certain Sub-Advisory Agreement, dated of even date with the Advisory Agreement (as may be amended from time to time, the “Sub-Advisory Agreement,” and together with the Advisory Agreement, the "Advisory Agreements");

WHEREAS, the Company monitors its Available Operating Funds (as defined below), and has incurred, and continues to incur, Operating Expenses (as defined below); and

WHEREAS, the Company and the Advisors have determined that it is appropriate and in the best interests of the Company to conditionally reduce Fees and reimbursement of Reimbursable Expenses until the Company has achieved economies of scale sufficient to ensure that the Company is able to bear a reasonable level of expenses relative to the value of the assets it has acquired.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.      Definitions. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Advisory Agreement. As used herein, the following capitalized terms shall have the following meanings:

 Applicable Calendar Month – shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

Articles of Incorporation – shall mean the Company’s current Amended and Restated Articles of Incorporation adopted by the Board and amended from time to time.

Available Operating Funds – shall mean net operating income, as determined under U.S. generally accepted accounting principles, including realized capital gains and realized capital losses, but excluding Conditional Waiver Amounts, Expense Support Amounts, any non-cash expenses, and any ongoing shareholder servicing and distribution fees.

Board – shall mean the board of directors of the Company.

Business Day – shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws – shall mean the Company’s current Bylaws adopted by the Board and amended from time to time.

Commencement Date – shall mean the date on which the Company commences investment operations.

Conditional Reimbursement – shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

Conditional Waiver Amount – shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

Distribution –shall have the meaning ascribed to such term in the Company’s Articles of Incorporation and Bylaws, net of distributions reinvested pursuant to the Company’s Distribution Reinvestment Plan, and excluding Special Dividends and Distributions.

Distribution Reinvestment Plan – shall mean that certain dividend reinvestment plan, if any, as disclosed in the Offering Memorandum and, if the Company determines to pursue a public offering, then the Company’s S-11 Registration Statement filed with the Securities and Exchange Commission.

Effective Distributions Per Share – shall mean the dollar amount of regular cash Distributions per share excluding declared Special Dividends and Distributions, if any.

Equity Shares – shall mean the outstanding equity interest in any of the Company’s Equity Share Classes.

Equity Share Class – shall any class of common shares that the Board may authorize from time to time pursuant to the Company Articles of Incorporation and Bylaws.

Excess Operating Funds – shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

Expense Support Amount – shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

Fees – shall mean the amounts paid by the Company to the Advisor or Sub-Advisor, as applicable, pursuant to Section 10 of the Advisory Agreement and Section 9 of the Sub-Advisory Agreement.

Notice – shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

Offering Memorandum – shall mean the confidential private offering memorandum of the Company as such offering memorandum may be amended or supplemented from time to time.

Operating Expenses – shall mean all of the Company’s operating costs and expenses incurred, as determined in accordance with U.S. generally accepted accounting principles.

Operating Expense Ratio – shall have the meaning ascribed to such term in Section 3.2(b) of this Agreement.

Organization and Offering Expenses –shall have the meaning ascribed to such term in Section 1 of the Advisory Agreement.

Other Operating Expenses – shall mean Operating Expenses incurred by the Company, excluding Management Fees, Master Servicing Fees, Total Return Incentive Fees, Administrative Services Fees, interest costs, financing fees and financing costs, any ongoing shareholder servicing and distribution fees, any Organizational and Offering Expenses, Expense Support Amounts, investment-related costs to diligence, invest, monitor or finance investments and brokerage commissions, as determined under U.S. generally accepted accounting principles.

Reimbursable Expenses – shall mean the sum of reimbursements payable to the Advisor and Sub-Advisor permitted under the Advisory and Sub-Advisory Agreement, respectively, less Organization and Offering Expenses. Reimbursable Expenses is limited to expenses that are deductible in the current taxable year by the Company.

Special Dividends and Distributions – shall mean any distributions declared by the Board other than monthly distributions declared in the ordinary course of business.

Stockholders – shall mean the registered holders of the Company’s Equity Shares.

Unreimbursed Expense Support Amounts – shall mean the amount of Expense Support Amounts (in aggregate since the Commencement Date) that have been reduced by the Advisor and/or Sub-Advisor, as applicable, for the benefit of the Company, and for which the Company has not made Conditional Reimbursements to the Advisor and/or Sub-Advisor, as applicable.

2.    Expense Support.

2.1       Annual Obligation. Beginning on the Commencement Date and continuing until the Agreement is terminated as provided in Section 4, the Advisor and the Sub-Advisor shall provide expense support to the Company through reducing the payment of Fees and reimbursements of Reimbursable Expenses in an amount that is equal to the annual (calendar year) excess of (a) the Distributions declared and payable to Stockholders over (b) Available Operating Funds (the “Expense Support Amount”), provided, however, that for the calendar year ending December 31, 2025, the Expense Support Amount may be equal to any negative Available Operating Funds. The Expense Support Amount payable by the Advisor and the Sub-Advisor, as applicable, shall first be treated as reducing Fees due in the current taxable year to the Advisor or the Sub-Advisor, as applicable, until such Fees, as applicable, have been fully offset, and then such Expense Support Amounts shall be attributable to Reimbursable Expenses. The Expense Support Amount shall be borne equally (50%/50%) by the Advisor and the Sub-Advisor, and shall be calculated as of the last Business Day of the calendar year. The Expense Support Amount with respect to a period will in no event exceed the total of Fees and Reimbursable Expenses incurred for such period.

2.2       Monthly Conditional Waiver. Beginning on the Commencement Date and continuing until the Agreement is terminated as provided in Section 4, within fifteen (15) Business Days from the last Business Day of each full calendar month (and not any partial months) (each, an “Applicable Calendar Month”), the Company shall deliver to the Advisors a notice (the “Notice”) specifying, on a per Equity Share Class basis for each Equity Share Class, the Conditional Waiver Amount for such Applicable Calendar Month. Unless the Advisor or Sub-Advisor, as applicable, within five (5) Business Days from receipt of the Notice, objects to the Conditional Waiver Amount included in such Notice, the Advisor and Sub-Advisor shall equally (50%/50%) conditionally reduce the payment of Fees and reimbursements of Reimbursable Expenses in an amount equal to the Conditional Waiver Amount; provided, however, that the Advisor and Sub-Advisor shall not reduce Fees and reimbursements of Reimbursable Expenses to the extent that such reductions are estimated to cause the annualized (based on a 365-day year) aggregate amount of Conditional Waiver Amounts to exceed the Expense Support Amount for the calendar year in which the Applicable Calendar Month occurs. For purposes of this Agreement, the “Conditional Waiver Amount” shall mean the aggregate estimated amount of per Equity Share Class expense support required by the Company for the Applicable Calendar Month, but in no event will exceed the excess of (a) the sum of the Distributions declared and payable to Stockholders of each Equity Share Class over (b) the sum of the Available Operating Funds attributable to each Equity Share Class, in each case, for such Applicable Calendar Month. An example of how such Conditional Waiver Amount is calculated is attached hereto as Exhibit B.

3.    Conditional Reimbursement.

3.1     Payment Obligation. If, on the last Business Day of the calendar year, annual (calendar year) year-to-date Available Operating Funds exceeds the sum of the annual (calendar year) year-to-date Distributions paid per Equity Share Class (the amount of such excess being hereafter referred to as “Excess Operating Funds”), subject to the conditions and limitations set forth in Section 3.2 below, the Company shall pay to the Advisors an amount equal to the lesser of (a) such Excess Operating Funds and (b) the outstanding Unreimbursed Expense Support Amounts. Any payments required to be made by the Company pursuant to this Section 3.1 shall be referred to herein as “Conditional Reimbursements.” Any Conditional Reimbursements shall be applied to the earlier Expense Support Amount provided by the Company; provided, however, that Conditional Reimbursements shall be applied first, to Unreimbursed Expense Support Amounts attributable to Reimbursable Expenses of the Advisor and the Sub-Advisor equally (50%/50%), and next to Unreimbursed Expense Support Amounts attributable to Fees of the Advisor and the Sub-Advisor equally (50%/50%). The Company will make any Conditional Reimbursements equally to the Advisor and the Sub-Advisor in cash (or, if sufficient cash is not available, other immediately available funds) as promptly as possible after the last Business Day of the calendar year, but in any event no later than 90 calendar days after the last day of such calendar year.

3.2     Conditions. The Company’s obligation to make Conditional Reimbursements is subject to the following conditions and limitations:

(a)      The Company is required to make Conditional Reimbursements attributable to an Equity Share Class only to the extent that such Conditional Reimbursements do not cause such Equity Share Class’s Other Operating Expenses (on an annualized basis (based on a 365-day year) and net of any Conditional Waiver Amounts reduced by the Advisors for the benefit of the Company during the calendar year) to exceed 1.75% of the net asset value (“NAV”) attributable to such Equity Shares (on an annualized basis (based on a 365-day year)) after taking the Expense Support Amount attributable to such Equity Shares into account.

(b)      Notwithstanding anything to the contrary in this Agreement, no Conditional Reimbursements attributable to an Equity Share Class shall be made if the Operating Expense Ratio attributable to such Equity Share Class at the time of such Conditional Reimbursement payment is less than or equal to the Operating Expense Ratio attributable to such Equity Share Class at the time the Expense Support Amount was reduced by the Advisors, and to which such Conditional Reimbursement relates. The “Operating Expense Ratio” is calculated by dividing the Operating Expenses, less Organizational and Offering Expenses, Management and Total Return Incentive Fees owed to Advisors, and interest expense, by net assets.

(c)      Notwithstanding anything to the contrary in this Agreement, no Conditional Reimbursements of the Expense Support Amount allocable to an Equity Share Class shall be made with respect to such Equity Share Class if: the Effective Distributions Per Share declared by the Company allocable to such Equity Share Class at the time of such Conditional Reimbursements is less than the Effective Distributions Per Share allocable to such Equity Share Class at the time the Expense Support Amount was made to which such Conditional Reimbursement relates.

(d)      The Company’s obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three (3) years following the date which the Expense Support Amount was provided and to which such Conditional Reimbursement relates.

3.3       Conditional Reimbursement Payments. Subject to the conditions set forth in Section 3.2 and the last sentence in Section 3.1, the Company shall make Conditional Reimbursements to the Advisor and Sub-Advisor equally (50% / 50%). For the avoidance of doubt, the Conditional Reimbursement to the Advisor or Sub-Advisor, as applicable, shall first be applied to Unreimbursed Expenses Support Amounts attributable to Reimbursable Expenses and then applied to Unreimbursed Expenses Support Amounts attributable to Fees. All Unreimbursed Expense Support Amounts shall remain eligible for reimbursement subject to the conditions set forth in Sections 3.1 and 3.2.

4.    Term and Termination of Agreement; Survival. This Agreement shall have an initial term of three (3) years and automatically renew for successive one (1) year terms. Notwithstanding the foregoing, this Agreement may be terminated by the Advisors, acting jointly, upon written notice to the Company, except that once effective, the Advisors may not terminate their obligations under Section 2, unless any party provides one-hundred and twenty (120) days prior written notice to the other parties. This Agreement shall automatically terminate upon (a) with respect to the Advisor, the termination by the Company of the Advisory Agreement, or with respect to the Sub-Advisor, termination of the Sub-Advisory Agreement, or (b) the dissolution or liquidation of the Company, provided that Sections 3 (with respect to any Unreimbursed Expense Support Amounts), 4, 5, 6, 10 and 11 survive termination. Notwithstanding any provision to the contrary, if this Agreement terminates automatically pursuant to clause (a) of this Section 4, the Company agrees to make a Conditional Reimbursement to the Advisors in an amount equal to the total amount of Unreimbursed Expense Support Amounts. Such repayment shall be made to the Advisors under the terms set forth in Section 3.3, and not later than thirty (30) days after such termination of this Agreement.

5.    Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

6.    Notices.

All notices, requests, claims, demands, and other communications hereunder which relate to this Agreement shall be in writing and shall deemed to be delivered, (i) upon delivery in person, (ii) one (1) day after deposit with Federal Express or similar overnight courier service, (iii) three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (iv) if delivered by email, when sent to the email address for the receiving party stated in this Section 6.

Unless otherwise notified in writing, all notices, request, claims, demands and other communications shall be given to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 6:

To the Company:	CNL Strategic Residential Credit, Inc.

CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 email: Tammy.Tipton@cnl.com

To the Advisor:	CNL Residential Credit Manager, LLC

CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 email: Tammy.Tipton@cnl.com

To the Sub-Advisor:	Balbec Capital Management, L.P.

7114 E Stetson Dr, Suite 250 Scottsdale, Arizona 85251 Attention: Jacob Armour email: jarmour@balbec.com

7.    Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof, provided that the Advisory Agreement shall remain in full force and effect. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Maryland (without giving effect to any conflict of laws provisions), and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in the federal or state courts in Maryland. Each party hereby irrevocably waives its rights to trial by jury in any action or proceeding arising out of this Agreement or the transactions relating to its subject matter.

8.    Amendment. This Agreement shall not be amended, modified, or waived, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees.

9.    Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable by any law or public policy in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law), and, in any event, such illegality, invalidity, or unenforceability shall not affect the remainder this Agreement.

10.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

11.  Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Expense Support and Conditional Reimbursement Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CNL Strategic Residential Credit, Inc.

By:	/s/ Chirag J. Bhavsar
Name: Chirag J. Bhavsar
Title: Chief Executive Officer

CNL Residential Credit Manager, LLC

By:	/s/ Tammy J. Tipton
Name: Tammy J. Tipton Title: CFO

Balbec Capital Management, L.P.

By:	/s/ Jeff Padden
Name: Jeff Padden Title: Manager